Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:               James Dunphy, Regional President
Hampshire First Bank
603. 263.1444

Florence R. Doller, Director of Marketing and Corporate Communications
NBT Bank, N.A.
607.337.6118

HAMPSHIRE FIRST BANK JOINS NBT BANK

NORWICH, N.Y. AND MANCHESTER, N.H. (June 11, 2012) –  NBT Bank, N.A. and Hampshire First Bank announced today the successful completion of their merger at the close of business on Friday, June 8, 2012. Hampshire First Bank is now a division of NBT Bank, an independent community bank based in upstate New York. The five banking centers operated by Hampshire First Bank in Manchester, Londonderry, Nashua, Keene and Portsmouth will continue to do business under the Hampshire First name.

Hampshire First’s founding President and CEO James Dunphy, who remains with the bank in the role of New Hampshire regional president, said that he is excited by the possibilities joining forces with NBT Bank creates. “NBT Bank is a community bank first and foremost. Through our partnership with NBT, our team of local banking professionals will continue to apply our local knowledge and decision-making skills to serve the needs of our customers and communities in southern New Hampshire. We have also gained access to the resources of a larger organization, giving us the ability to provide expanded services to our customers.”

NBT Bank President and CEO Martin Dietrich echoed that sentiment saying, “We are excited to welcome Jim Dunphy and Hampshire First to the NBT Bank family. Over the years we have extended our unique brand of community banking into new areas through acquisition and organic growth. This is the first time we have had the opportunity to welcome a bank’s founding CEO into our ranks following a merger. We look forward to working with Jim and his team in southern New Hampshire.”

NBT Bank offers personal banking, asset management and business services through a network of 137 banking locations in five states. NBT Bank operates from 97 locations in upstate New York, northwestern Vermont and western Massachusetts. NBT’s Pennstar Bank division operates from 35 locations in northeastern Pennsylvania, and its Hampshire First Bank division operates from five locations in southern New Hampshire. NBT Bank and its parent company, NBT  Bancorp Inc., are headquartered in Norwich, N.Y. NBT Bancorp Inc. had assets of $5.8 billion as of March 31, 2012, and is traded on the NASDAQ Global Select Market under the symbol NBTB. More information about NBT Bank and NBT Bancorp can be found on the internet at www.nbtbank.com and www.nbtbancorp.com.

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Hampshire First Bank was organized in 2006 as a state-chartered bank and opened its first location in Nashua, N.H. in November of that year. Today, Hampshire First Bank is a division of NBT Bank and operates five banking centers, including locations in Nashua, Manchester, Keene, Londonderry and Portsmouth. More information about Hampshire First can be found on the Internet at www.hampshirefirst.com.

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